Exhibit 99.1

For Immediate Release

A.P. Pharma Receives Notice of Compliance with Nasdaq Continued Listing Requirements

REDWOOD CITY, Calif.—November 23, 2009—A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today announced that, on November 19, 2009, the Company received notice from the Nasdaq Listing Qualifications Panel that it has regained compliance with the shareholders’ equity requirement for continued listing on the Nasdaq Capital Market.

As announced on September 21, 2009, the Company received notice from The Nasdaq Stock Market that it did not satisfy the $1.00 minimum bid price requirement, and that the Company has been granted through March 15, 2010 to regain compliance with the minimum bid price requirement. If the Company is not in compliance with the minimum bid price requirement by that date, the Company will be entitled to a second 180-calendar day grace period, through September 13, 2010, to evidence compliance with the minimum bid price requirement so long as the Company satisfies all criteria for initial listing on The Nasdaq Capital Market (except for bid price) as of March 15, 2010.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product candidate, APF530, for the prevention of chemotherapy-induced nausea and vomiting (CINV). The New Drug Application (NDA) for APF530 was submitted to the U.S. Food and Drug Administration (FDA) in May 2009 and accepted for review in July 2009, at which time the FDA set a Prescription Drug User Fee Act (PDUFA) date of March 18, 2010. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company’s web site at www.appharma.com.

A.P. Pharma’s Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval,

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launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, Vice President, Finance and Chief Financial Officer

650-366-2626

and

Investor and Media Relations:

Corporate Communications Alliance, LLC

Edie DeVine

209-814-9564

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